                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING, COMPUTATION OF RATIOS
                          (IN THOUSANDS, EXCEPT RATIOS)

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES




                                                                    YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------
                                                       2003       2002       2001       2000       1999
                                                    --------   --------   --------   --------   --------

Earnings:

Income (loss) before income taxes and equity loss   $ 68,770   $ 25,271   $ 29,326   $  4,399   $(24,560)

           Fixed Charges (1):

           Interest expense .....................      2,359        683        895        500         --

           Rental expense interest factor (2) ...         57         48        148        195        355

                                                    --------   --------   --------   --------   --------

             Total fixed charges ................      2,416        730      1,043        695        355
                                                    --------   --------   --------   --------   --------

Earnings (loss) available to cover

           fixed charges ........................   $ 71,186   $ 26,001   $ 30,369   $  5,094   $(24,205)

Combined fixed charges ..........................      2,416        730      1,043        695        355
                                                    ========   ========   ========   ========   ========

Ratio of earnings (loss) to fixed
           charges (3) ..........................      29.5X      35.6X      29.1X       7.3X       --


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(1)  Fiscal 2003 fixed charges includes interest and deferred financing expenses on convertible senior notes issued August 15, 2003.

(2) The portion of operating lease rental expense that is representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(3) Earnings were inadequate to cover fixed charges by $24.6 million for the year ended December 31, 1999.